Exhibit 5.1

                                                                    May 17, 2001

Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Ladies and Gentlemen:

        I am the Vice President and Deputy General Counsel of Compaq Computer Corporation (“Compaq”) and have acted in such capacity in connection with Compaq’s Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of 80,000,000 shares of Compaq’s common stock (the “Shares”) pursuant to the Compaq Computer Corporation 2001 Stock Option Plan. In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

        Upon the basis of the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued for adequate consideration therefor in accordance with the Plan, will be validly issued, fully paid and non-assessable shares of Compaq.

        I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Linda S. Auwers

Linda S. Auwers
Vice President, Deputy General
Counsel and Secretary
Compaq Computer Corporation

20555 S.H. 249, M/C 110701, Houston, Texas 77070
281-514-1433
Email: Linda.Auwers@Compaq.Com